Exhibit 10.3

Form of Amendment to Form of
Change of Control Agreement

          The Change of Control Employment Agreement (which hereinafter shall be titled and referred to as the Change of Control Agreement) by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and ___(the “Executive”), dated as of the ___day of ___, ___(the “Agreement”), is hereby amended, effective as of January 31, 2005, as set forth below.

1. Section 4(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

               (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Webster Financial Corporation and Webster Bank Annual Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan, paid with respect to any one of the last three Company fiscal years prior to the Effective Date (the “Recent Annual Bonus”). For purposes of determining the Recent Annual Bonus under the foregoing sentence, if the Executive was not employed by the Company for the whole of any of the last three fiscal years prior to the Effective Date, then the bonus paid with respect to such fiscal year shall be deemed to be the greater of (x) the Executive’s target bonus as set forth in the Executive’s employment offer letter, or (y) the actual bonus paid to the Executive with respect to such fiscal year. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

2.	Section 3 of the Agreement is hereby amended to read in its entirety as follows:

          3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

3.	Section 5(c) of the Agreement is hereby amended to delete the following sentence in its entirety:

“Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.”

4.	Except as modified by this Amendment, the terms of the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

WEBSTER FINANCIAL CORPORATION

By:

Name:
Title: